Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza

Chief Financial Officer

703.742.5312

dpiazza@quadramed.com

QuadraMed Corporation Announces Management Transition

•	Keith B. Hagen Appointed President and Chief Executive Officer

•	Lawrence P. English to remain Executive Chairman through 2005

•	Lead Independent Director, Robert L. Pevenstein, to become Non-Executive Chairman on January 1, 2006

RESTON, VA – (September 7, 2005) – QuadraMed® Corporation (AMEX:QD) today announced the appointment of Keith B. Hagen to the post of President and Chief Executive Officer, effective October 17, 2005. Hagen will also become a member of the QuadraMed Board of Directors. Lawrence P. English, who has led the Company as CEO since 2000, will continue as Executive Chairman until December 31, 2005 and will continue to serve as a Director thereafter. On January 1, 2006, Robert L. Pevenstein, currently the Lead Independent Director, will become Non-Executive Chairman of the Board.

In a letter to employees earlier today announcing the transition, English, who reached his 65th birthday in July, said, “Keith Hagen is exactly the kind of leader the Company needs for the future. I personally recruited him and recommended him to the Board. He is a growth oriented executive with a strong background in health care technology. Although you can be assured I will remain a very active member of the Board of Directors, I also believe it is appropriate for me, after a reasonable transition period, to relinquish the Chairman title. Bob Pevenstein is well qualified to assume that post, and he meets all of the requirements of an independent director.”

“What a perfect time for me to join QuadraMed,” said Hagen. “Larry English has succeeded in resolving the financial issues that were holding the company back. The Affinity product continues to be ranked number one in the KLAS survey and the Quantim medical records products are leading the industry in innovation. The combination of a company with both solid business fundamentals and top ranked products is hard to beat. Having spent 21 years in healthcare technology, I have a strong appreciation for the complexities faced by our hospital customers. As CEO, I will be focused on proving our commitment to our customers, and to our products,” he added.

Hagen, 42, began his career as a programmer and rapidly rose to the post of Chief Technology Officer at Compucare, a company acquired by QuadraMed in 1999. In 2000, he joined Sunquest Information Systems (NASDAQ:SUNQ), where he served as a member of the executive team that sold Sunquest to Misys PLC in 2001. From 2001 to 2003, he served as Senior Vice President, Product Development and Chief Technology Officer for Misys Healthcare Systems. Since February 2003, he has served as President of M. Transaction Services, Inc. in Austin Texas, a Misys Company.

In a separate letter to employees, Lead Independent Director Pevenstein explained that the plan to separate the Board Chairmanship from the CEO position is consistent with good corporate governance. He went on to praise English for his leadership of the Company through a very difficult period. He noted that English had saved QuadraMed from almost certain bankruptcy in 2003, restructured the balance sheet twice, retired all of the Company’s long-term debt, and restored the Company to its first profitable quarter in years.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.

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